Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

August 14, 2006

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES RECORD PROFITS FOR THE 2006

SECOND QUARTER AND SIX-MONTH PERIODS AND

13TH CONSECUTIVE PROFITABLE QUARTER AND

OPENING OF NEW DISTRIBUTION FACILITY

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced record operating results for the second quarter and six month periods ended June 30, 2006. The 2006 second quarter and six months profits were the Company’s highest quarterly and semi-annual profits, respectively, in the past twenty-five years and the Company’s thirteenth consecutive profitable quarter.

Net sales for the second quarter ended June 30, 2006 were $20,436,000, compared to $17,443,000 for the same period in 2005, an increase of 17.2%. Net income for the second quarter ended June 30, 2006 was $1,116,000, or $.43 per diluted share, compared to $1,011,000, or $.40 per diluted share, for the same period of 2005.

Net sales for the six months ended June 30, 2006, were $40,469,000, compared to $34,035,000 in 2005, an increase of 18.9%. For the six months ended June 30, 2006, the Company generated net income of $2,197,000, or $.86 per diluted share, compared to $1,842,000, or $.73 per diluted share, for the same period in 2005.

The increase in net sales for the second quarter and six month periods was principally due to demand for Company products in the new and renovation housing and construction markets in the Company’s principal trade areas in the Southeastern United States during the first half of the year. The Company continued to benefit from reconstruction activity in the Gulf Coast region because of property damaged by Hurricane Katrina. Also, the Company realized increased sales from new distribution facilities opened in 2005 and 2006.

S. Daniel Ponce, Imperial’s Chairman of the Board, said: “We are pleased with operating results for the first six months of the year and remain committed to our strategy of expanding our business in markets with favorable long-term demographics. In August 2006, the Company opened a new distribution facility in Brooksville, Florida and is evaluating other expansion opportunities to profitably grow its business. We, as well as other companies in our industry, expect to face a more challenging operating environment in the future, due to current general economic conditions.”

For more information, please refer to the Company’s Form 10-Q for the quarter ended June 30, 2006 which was filed with the Securities and Exchange Commission on August 14, 2006.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Mississippi, Georgia and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company’s

Page 2 of News Release dated August 14, 2006

subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of stucco, gypsum, roofing, insulation and masonry products manufactured by other companies as well as the Company’s manufactured products. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2006	2005	2006	2005
Net Sales	$40,469,000	$34,035,000	$20,436,000	$17,443,000

Income before taxes	$3,478,000	$2,902,000	$1,760,000	$1,576,000
Income tax expense	(1,281,000)	(1,060,000)	(644,000)	(565,000)

Net income	$2,197,000	$1,842,000	$1,116,000	$1,011,000

Income per share - basic	$.89	$.77	$.45	$.42
Income per share - diluted	$.86	$.73	$.43	$.40

Weighted average shares outstanding - basic	2,471,239	2,400,199	2,474,204	2,430,470
Weighted average shares outstanding – diluted	2,563,843	2,517,959	2,574,440	2,530,477